Exhibit 99.2

Contact: Mary Ann Jackson

Investor Relations

952-487-7538

mjackson@apog.com

For Immediate Release

Tuesday, September 13, 2005

APOGEE ANNOUNCES PLANS TO BUILD NEW GLASS FABRICATION PLANT

MINNEAPOLIS, MN (September 13, 2005) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced that it plans to build a new architectural glass fabrication plant as part of the company’s strategy to grow in this market. Apogee will invest approximately $25 million in the new facility, which is to be located in the Southwest, to increase its Viracon glass fabrication capacity by approximately $40 million when the plant is at full capacity.

Viracon, the market leader for complex architectural glass products for high-profile projects, today is announcing its new plant to customers attending the GlassBuild America show in Atlanta.

“This new plant, which should begin operating in about 18 months, will help us meet demand that is outpacing capacity for complex high-performance fabricated architectural glass for commercial buildings,” said Russell Huffer, Apogee chairman and chief executive officer. “To better serve customers in the meantime, we have new capacity coming on line from the recent expansion of our Georgia plant, and are making additional capital investments this year in both our Georgia and Minnesota facilities to further expand capacity next year.

“We have selected the Southwest market for the plant for two reasons,” he said. “First, we will be able to better serve the growing West Coast market with value-added products. And, second, having a plant in the Southwest gives us the opportunity to expand beyond core projects and increase our market share.”

The site selection process for the plant is underway, with groundbreaking targeted for the spring of 2006 and initial startup a year later; it will ramp up to full capacity about a year after startup. The new facility will provide the full spectrum of Viracon products, including high-performance coatings for energy-efficiency and laminated glass for security/blast-resistant products for office, education, health care and institutional markets.

Apogee Enterprises, Inc. (www.apog.com), headquartered in Minneapolis, is a world leader in technologies involving the design and development of value-added glass products, services and systems. The company is organized in three segments:

•	Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings.

•	Large-scale optical technologies segment consists of a developer and producer of high technology glass and acrylic that enhances the visual performance of products for the picture framing, display and imaging industries.

•	Automotive replacement glass and services segment consists of a fabricator of aftermarket foreign and domestic car windshields.

The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: Operational risks within (A) the Architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen delays in project timing and work flow; ii) economic conditions and the cyclical nature of the North American commercial construction industry; iii) product performance, reliability or quality problems that could delay payments, increase costs, impact orders or lead to litigation; iv) the segment’s ability to fully utilize production capacity; v) integration of the AWallS acquisition in a timely and cost-efficient manner; vi) production ramp-up of the Viracon capacity expansion in Georgia in a timely and cost-efficient manner; and vii) construction and ramp-up to full production of the announced third Viracon plant in a timely and cost-efficient manner; (B) the Large-Scale Optical segment: i) markets that are impacted by consumer confidence; ii) dependence on a relatively small number of customers; and iii) ability to utilize manufacturing facilities; and (C) the Auto Glass segment: i) transition of markets served as Viracon Curvlite focuses on selling to aftermarket manufacturers following the end of its long-term supply agreement with PPG Industries in Q2 Fiscal 2006; ii) changes in market dynamics; iii) market seasonality; iv) highly competitive, fairly mature industry; and v) performance of the PPG Auto Glass, LLC joint venture. Additional factors include: i) revenue and operating results that are volatile; ii) the possibility of a material product liability event; iii) the costs of compliance with governmental regulations relating to hazardous substances; iv) management of discontinued operations exiting activities; and v) foreign currency risk related to discontinued operations. The company cautions readers that actual future results could differ materially from those described in the forward-looking statements. The company wishes to caution investors that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Exhibit 99.1 to the company’s Annual Report on Form 10-K for the fiscal year ended February 26, 2005.